Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter the “Agreement”) is by and between PEN Inc., a Delaware corporation (the “Company”) and Tom Berman (the “Employee”), an individual.

This Agreement is effective on April 3, 2019, (the “Effective Date”), except that Part 4 (Intellectual Property) and Part 5 (Proprietary Information) of this Agreement, will apply to all of the Employee’s prior activities for, or on behalf of, the Company, or any other Related Company, (as defined below), in any capacity, including, but not limited to, activities as an employee, contractor, or consultant of a Related Company.

PART 1. RELATIONSHIP OF PARTIES.

a. The Company invents, develops, manufactures, licenses and sells, various types of technology, products, and materials and services.

b. The Company wishes to employ the Employee, or, if the Employee is already employed by the Company, the Company wishes to continue to employ the Employee.

c. The Employee wishes to perform services for the Company in a position that will allow the Employee to obtain Proprietary Information (as defined in Part 5 of this Agreement) belonging to the Company or a predecessor, joint venture, or partnership of the Company, its subsidiaries, or any other entity whose assets, stock, or business activities have been acquired by the Company (collectively, including the Company, the “Related Companies”). The Employee’s position will require, among other things, one or more of the following of one or more of the Related Companies: (i) specialized training in the design, development, use, and operation of technology, products and services; (ii) access to the goodwill, business relationships, and contacts with third parties, including, but not limited to suppliers, customers, potential customers, and employees of those third parties; (iii) access to business, development, and/or marketing strategies; (iv) access to information about technology, research, methods of operation, compensation plans, or future business plans; and/or (v) performance of services of a unique and special nature. If the Company already employs the Employee, the Employee’s continued employment will require or involve, and will allow the Employee to obtain, new Proprietary Information that was not previously provided to the Employee.

PART 2. ACKNOWLEDGEMENT OF CONSIDERATION.

The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to, one or more of the following, which the Employee acknowledges is sufficient consideration for the Employee’s obligations and performance under this Agreement:

(i)  the Company’s employment or continued employment of the Employee, and the compensation and benefits associated with that employment as identified in Exhibit A attached hereto and made a part hereof (if applicable);

(ii)  the Company’s promise to provide, and actual provision of, Proprietary Information to the Employee, or if the Company already employs the Employee, the Company’s promise to provide an actual provision of Proprietary Information not previously promised or provided to the Employee; and

(iii)  the Employee’s eligibility to be considered for increases in salary based on the Employee’s job performance.

PART 3. GENERAL CONDITIONS OF EMPLOYMENT.

a. This Agreement shall begin as of the Effective Date and shall continue until December 31, 2020 (the “Term”).

b. The Company reserves the sole right to interpret, administer, change, revise, amend, or abolish any or all employment compensation and/or benefits policies, procedures, or practices at any time, with or without notice; except that the rights and obligations set forth in this Agreement may only be modified, amended or waived through a written agreement signed by both the Employee and an officer of the Company.

c. The Employee agrees to diligently perform his or her job duties as President and CEO of the Company to the best of his or her ability, to keep informed and up to date on the Company’s policies, procedures, and practices, and to comply with them. The Employee also agrees that while employed by the Company, the Employee will not engage in any activity that may impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities to the Company.

d. The Employee authorizes the Company to conduct drug tests and background checks on the Employee during the Employee’s employment with the Company at times determined by the Company. Failure to successfully complete each drug test and background check is reason for immediate termination of employment.

PART 4. INTELLECTUAL PROPERTY.

a. As used in this Agreement, the term “Intellectual Property” means all inventions, improvements, works of authorship, and innovations, whether patentable or not, that are conceived or made by the Employee, either alone or jointly with others, during employment with the Company, and that: (i) relate to any Related Company’s business, research, or development activities (whether current or anticipated); (ii) result from any work performed by the Employee for any Related Company; or (iii) result from the use of the time, resources, technology, facilities, equipment or trade secrets of any Related Company.

b. The Employee agrees to promptly disclose and deliver to the Company, in writing or other suitable documentary format, all such Intellectual Property.

c. The Employee agrees that all Intellectual Property is, and will be owned by the Company or a Related Company. The Employee agrees that, to the maximum extent permitted by applicable laws, any Intellectual Property disclosed by the Employee to a third person, or described in a patent application which names the Employee as an inventor that is filed within six months following the end of the Employee’s employment with the Company, will be presumed to have been conceived and made by the Employee during employment with the Company, and will be owned by the Company unless proved to have been conceived and made following the termination of the Employee’s employment with the Company and without the use of the time, resources, technology, facilities, equipment or trade secrets of any Related Company.

d. The Employee agrees, without payment of additional compensation, to review and execute applications, declarations, assignments and other instruments that the Company deems reasonably necessary to apply for and/or maintain U.S. and foreign patents, and to take any all other actions as the Company deems necessary, at the Company’s cost and expense, both during and after the Employee’s employment with the Company, to assist the Company or Related Companies in obtaining, defending and asserting rights in Intellectual Property and in vesting ownership of Intellectual Property in the Company or a Related Company or its successors and assigns.

e. The Employee certifies that at the time of entering into this Agreement, the Employee has no proprietary rights (whether granted or pending) that pertain to any of the Company’s current or anticipated research, technology, products or services, that have not already been assigned to a Related Company.

PART 5. PROPRIETARY INFORMATION.

a. “Proprietary Information” means information possessed by the Company or any of the Related Companies, whether developed by the Employee or otherwise, that is (i) not known publicly and that has value, (ii) is not publicly available and gives the Company or a Related Company a competitive advantage, or (iji) legally qualifies as a “trade secret.” Proprietary Information includes information that has been provided to the Company or a Related Company by a third party, and that is subject to restrictions on disclosure and/or use either by agreement or by operation of law. Proprietary Information also includes, but is not limited to, research, concepts, test results, procedures, processes, formulas, know-how, software code, engineering drawings, competitive intelligence, identities of suppliers, identities of customers and prospective customers, customer information, business strategies, planned acquisitions or divestitures, quotations, costs, pricing, discounts, data compilations, items marked as “confidential, secret,” “proprietary” or “privileged,” and any other information the Company has not publicly disseminated. In the event the Employee is unsure if something is Proprietary Information, the Employee will treat it as Proprietary Information until expressly advised otherwise in writing by an officer of the Company.

b. The Employee acknowledges that the performance of his or her duties will require the receipt and use of Proprietary Information. The Company will provide the Employee with Proprietary Information including, but not limited to, technology, process information, knowhow, test data, development plans, business strategies, information about the methods of operation, compensation plans, and future business plans of one or more of the Related Companies; and information concerning one or more of the Related Companies’ business relationships with their suppliers, customers, potential customers, and individual employees of those suppliers, customers and potential If the Employee is already employed by the Company, the Company will continue to provide the Employee with one or more of the foregoing and also will provide the Employee with one or more of the foregoing of a different nature than that already provided or promised.

c. In exchange for the Employee’s receipt and use of the Company and/or its Related Companies’ Proprietary Information as described in Part 5(b) of this Agreement, and in consideration of the Employee’s employment or continued employment with the Company and the compensation and benefits arising from that employment or continued employment, and for other valuable consideration, the Employee agrees not to directly or indirectly, either during employment with the Company or thereafter, (i) disclose Proprietary Information to any person not authorized by the Company to receive it, or (ii) use such Proprietary Information for any purpose not authorized by the Company.

d. The Employee represents and warrants that he or she has made no use or disclosure of Proprietary Information prior to the Effective Date of this Agreement that was not for the benefit of the Related Companies and that was not expressly authorized by a Related Company and that, as of the Effective Date, the Employee is not aware of any unauthorized possession, use, or disclosure of any Proprietary Information or other intellectual property of a Related Company.

e. Upon termination of employment with the Company, or at any other time upon the Company’s request, the Employee will deliver to the Company, all property of the Related Companies, as well as any property of licensors, suppliers or customers of the Related Companies, that is in the possession of or subject to the control of the Employee, including, but not limited to, any materials, whether hard copy or electronic files, that contain Proprietary Information (collectively, “Company Property”). The Employee further agrees not to keep any Company Property, or to retain any copies of any Proprietary Information, after the Employee’s termination of employment with the Company.

f. The Employee agrees not to disclose to the Company or use in activities the Employee performs for the Company, any trade secrets or other intellectual property that is the property of any previous employer of the Employee, or of any third party who has not authorized the Company to be in possession of and to use such trade secrets or other intellectual property.

PART 6. NON-COMPETITION AND NON-SOLICITATION.

a. “Competing Business Activity” means performing duties that are the same as or that are substantially similar to those duties the Employee has performed while an employee of the Company, for any person or entity that invents, develops, manufactures, sells, or provides services related to any technology, product, system or service that is competitive with any technology, product, system or service, or other business endeavor, of the Company or its Related Companies.

b. To protect the Proprietary Information the Employee receives, and in consideration of receiving that Proprietary Information and receiving compensation and benefits from the Company, and for other valuable consideration, the Employee agrees to the following noncompetition and non-solicitation covenants:

(i) while employed by the Company, the Employee will not engage directly or indirectly, in any Competing Business Activity, nor will the Employee engage in any activity which might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities, nor will the Employee engage in any activity which is detrimental to the interests of any Related Company; and

(ii) for a period of one (l) year following the Employee’s termination from employment, or — if later — following for a period of one (1) year after the end of any consulting or other relationship between the Employee and the Company, regardless of whether the termination is by the Employee or the Company and regardless of the reason for such termination, the Employee will not, within any State, Province, or Territory where the Company or Related Companies, develop, produce, sell, or provide technology licenses, products or services, engage in any Competing Business Activity regarding any technology, product, service, system, service or business for which the Employee had any responsibility during his or her employment with the Company; and

(iii) for a period of one (1) year following the Employee’s termination from employment with the Company, or — if later — following for a period of one (1) year after the end of any consulting or other relationship between the Employee and the Company, whether the termination is by the Employee or by the Company, and regardless of the reason for such termination, the Employee will not directly or indirectly solicit or induce any employee, officer, agent or consultant of the Company or any Related Company, to terminate their respective employment or consulting relationship therewith; and

(iv) for a period of one (1) year following the Employee’s termination from employment with the Company, or — if later — following for a period of one (1) year after the end of any consulting or other relationship between the Employee and the Company, regardless of whether the termination is by the Employee or by the Company, and regardless of the reason for such termination, the Employee will not employ or assist anyone else in employing in any Competing Business Activity, any person who is, or has been at any time during the prior one (1) year period, an employee, officer, or agent or consultant of the Company or any Related Company; and

(v) the agrees to communicate the Employee’s obligations under this Agreement to each new employer or prospective new employer, which will include providing each new employer or prospective new employer with a copy of this Agreement.

PART 7. REASONABLENESS OF RESTRICTIONS.

The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company by this Agreement, and acknowledges and agrees that the same:

(i) are reasonable in scope, territory, and duration; and

(ii) are designed to preclude activities which otherwise would be unfair competition or otherwise unfair to the Company or any of the Related Companies; and

(iii) do not stifle his or her ability to utilize inherent capabilities, skills and experience; and

(iv) would not operate as a bar to his or her means of support and earning a living; and

(v) are fully required to protect the legitimate interests of the Company or Related Companies; and

(vi) do not confer a benefit upon the Company or Related Companies disproportionate to the detriment to the Employee.

PART 8. MODIFICATION OF AGREEMENT AND SURVIVAL.

a.	Nothing contained in any documents published by the Company, including, without limitation, information in employee manuals or statements of Company policies or practices, will in any way modify or waive the rights and obligations as set forth in this Agreement, nor may any such modification or waiver be made by any oral or written representations made by anyone employed by the Company, The terms and conditions set forth in this Agreement may only be waived or modified through a written agreement signed by the Employee and an officer of the Company.

b.	Parts 4, 5, 6, 7, 8 and 9 of this Agreement will survive without modification by any termination of the Employee’s employment with any Related Company, unless otherwise prohibited by law.

c.	If the Employee leaves employment with the Company for employment with any of the Related Companies, the terms of this Agreement will continue to apply unless this Agreement is modified as provided in Part 8(a). The compensation, benefits, policies, procedures and practices applicable to the Employee, other than the rights and obligations set out in this Agreement, will be determined by the Related Company for which the Employee is then currently employed.

PART 9. MISCELLANEOUS.

a. Any claim by Employee, including, but not limited to, any breach of this Agreement, amounts due Employee, or for any other cause shall be brought in the Employee’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding.

b. The Company and the Employee agree that if any provision of this Agreement is found by a court to be unenforceable or invalid under applicable law, such provision will be reformed by a reviewing court to the extent necessary to render it valid or enforceable, and to the extent legally permissible, to achieve the effect that would have resulted had such provision been valid and enforceable. If, for any reason the Agreement is not reformed, the parties agree that this Agreement will be construed as if the invalid and/or unenforceable provision had never been included herein and that the remainder of the Agreement will remain valid and enforceable.

c. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by an officer of the Company. The Employee also understands that, should the Company waive any violation or breach of the Employee’s obligations, it will not be considered a waiver of any subsequent breach of such obligation or the breach of any other obligation.

d. Employee shall unconditionally and absolutely indemnify, defend and hold harmless the Company from and against any and all claims, causes of action, demands, damages, liabilities, costs, actual attorneys’ fees, losses, and expenses of every nature and kind whatsoever that in any way relate to Employee’s breach of this Agreement and/or the Exhibit attached hereto, intentional acts, and/or gross negligence (the “Liabilities”). Employee agrees to reimburse the Company reasonable costs, actual attorneys’ fees, actual experts’ fees, and similarly related expenses arising from the Liabilities upon request. The Company shall have the right to select the attorneys of its choice to defend the Company, at Employee’s sole cost and expense, and to make all decisions and in every respect control the manner in which the Company is defended.

c. All notices, demands and requests, where permitted to be given under this Agreement, shall be deemed sufficient and effective upon receipt, if by hand delivery or if by registered or certified mail, postage prepaid, or by overnight courier service, addressed to the address of record of the other party or by e-mail to the Company at jrickert@pen-technology.com and to Employee at the address set forth beneath the Employee’s signature below.

d. The Company may notify recruiters and prospective and subsequent employers of the Employee, of the existence of and provisions in this Agreement. The Employee agrees to promptly make recruiters and prospective and subsequent employers aware of the Employee’s obligations under this Agreement.

e. This Agreement will inure to the benefit of and may be enforced by the Company, its Related Companies, and their respective successors and assigns, and will be binding upon the Employee, and the executors, heirs, administrators, legatees, distributees, and other successors in interest. This Agreement relates to information that is disclosed to the Employee which may not be assigned or delegated by Employee, and any attempted assignment or delegation by Employee is void.

f. The Employee acknowledges that breach by the Employee of the covenants in Part 4 (Intellectual Property), Part 5 (Proprietary Information) or Part 6 (Non-Competition and Non Solicitation) of this Agreement, will give rise to irreparable injury that cannot be adequately compensated through money damages alone. Accordingly, the Company may seek and obtain both temporary and permanent injunctive relief against the breach or any threatened breach of those provisions of this Agreement, in addition to any other legal remedies that may be available. The Company is entitled to recover its attorneys’ fees in any action to enforce this Agreement.

g. This Agreement will be construed, interpreted, and enforced, and its validity and enforceability determined, strictly in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

h. Employee acknowledges that his or her principal place of employment is to be in Brooklyn Heights, Ohio and that any and all lawsuits, legal actions or proceedings against Employee arising out of this Agreement can be brought in the local state or federal court. Employee will submit to and accept the jurisdiction of such court and irrevocably waives any objection Employee may have now or any time in the future to this choice of venue.

i. This Agreement states the entire agreement between the parties concerning the subject matter hereof, and there are no other agreements pertaining to such subject matter, whether oral or written. This Agreement does not supersede any provisions of any benefit plan, retirement plan or any change-in-control agreement that may be applicable to the Employee. By signing this Agreement, the Employee acknowledges that he or she has read, understands, agrees, and voluntarily enters into this Agreement.

[Employment Agreement Signature Page

By and Between PEN, Inc. and Tom Berman]

IN WITNESS WHEREOF, this Agreement is executed and entered into by the parties as of April 3, 2019.

THE COMPANY:		EMPLOYEE:

PEN Inc.		/s/ Tom Berman
Tom J. Berman
By:	/s/ Scott E Rickert	Personal Email Address for Notices
By:	Scott E Rickert	tjb@bermanlawpllc..com
Its:	Chairman

EXHIBIT A

THIS EXHIBIT A (the “Exhibit”), by and between PEN Inc. (the “Company”) and Tom Berman (“Employee”), relates to that certain Employment Agreement having an Effective Date of April 3, 2019 (the “Agreement”).

In consideration of the covenants contained in the Agreement and herein, the parties, intending to be legally bound, hereby agree as follows:

Services. Employee agrees to use his or her best efforts to provide and perform the following services:

a.	Full-time duties related to the title of President and CEO of the Company.

b.	Regular travel to visit and work out of PEN Brands’ Brooklyn Heights, OH office and travel as requested throughout the country and world; and

c.	All other services as directed by the Company from time to time.

Compensation.

Salary: Employee will be paid a monthly salary of $12,500 for April, 2019 and each subsequent month of 2019 and shall be paid a monthly salary of $15,000 per month in 2020.

Bonus: In addition, Employee shall be paid a cash bonus equal to 10% of the amount by which the quarterly revenue of the Company’s subsidiary Nano Magic LLC exceeds $450,000. This bonus will be paid in cash up to an annual cap for each of 2019 and 2020 of $200,000. If the bonus cap is achieved in either year, Employee will vest in an additional tranche of options as provided under the Option granted to Employee on April 3, 2019. So long as his employment was not terminated for “Cause” (as defined below) Employee will remain eligible to earn the bonus for a period of two years after his employment ends but the rate of the bonus will change to 5% for revenue earned after the date his employment ends.

“Cause” means a determination by the Board or a committee of the Board that Employee (i) has engaged in personal dishonesty, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty involving personal profit, (ii) has failed to satisfactorily perform his or her duties and responsibilities for the Company or any Related Company, (iii) has been convicted of, or plead nolo contendere to, any felony or a crime involving moral turpitude, (iv) has engaged in gross negligence or willful misconduct in the performance of his or her duties, including but not limited to willfully refusing without proper legal reason to perform his or her duties and responsibilities, (v) has materially breached any corporate policy or code of conduct established by the Company or any Related Company as such policies or codes may be adopted or amended from time to time, (vi) has violated the terms of any confidentiality, nondisclosure, intellectual property, non-solicitation, noncompetition, proprietary information or inventions agreement, or any other agreement between Employee and the Company or any Related Company related to his or her service with any of them, or (vii) has engaged in conduct that is likely to have a deleterious effect on the Company or any Related Company or their legitimate business interests, including but not limited to their goodwill and public image.

Benefits. Employee may be furnished with a company owned computer and/or a company credit card or other company property for which Employee shall sign an agreement acknowledging said property of the Company shall be returned to the Company upon termination of employment or at the request of the Company at any time. In addition, Employee may be eligible to participate in the Company’s benefit programs of Paid Time Off, and medical insurance. In the event of a conflict, the terms and conditions of the benefit plan documents and/or separate handout(s) shall control.

Termination. In the event that Employee’s employment with the Company or any Related Company is terminated, as of the date of termination and thereafter, the Company shall no longer be required to pay and provide to Employee any salary or other benefits, except for the bonus program described above.

The parties acknowledge and agree that this Exhibit shall be governed by all terms and conditions of the Agreement.

IN WITNESS WHEREOF, this Exhibit is executed and entered into by the parties as of the date first above written.

THE COMPANY:		EMPLOYEE:

PEN Inc.		/s/ Tom Berman
Tom J. Berman
By:	/s/ Scott E Rickert
By:	Scott E Rickert
Its:	Chairman